EXHIBIT 10(g)(iii)

Terms of Awards Under
2004 Employee and Director Equity-Based Compensation Plan (the “Plan”)

Capitalized terms used herein that are not defined shall have the same meaning as set forth in the Plan.

1.    Stock Appreciation Rights (SARs)

(a)Vesting Period: Ratably over three (3) or four (4) years, as determined by the Committee, except as provided in the Plan.

(b)Term: Ten (10) years from grant date.

(c)Exercise Price: Fair market value of BD common stock on grant date.

(d)Settlement: Upon exercise, the holder receives shares of BD common stock equal in value to the difference between the BD common stock price at the time of exercise and the exercise price.

(e)    Termination of Employment. Upon death, Disability or Retirement, all unvested SARs become fully exercisable for their remaining term. Upon termination due to voluntary termination or involuntary termination without Cause, SARs may be exercised for three months following termination, but only to the extent vested at the time of termination. Upon involuntary termination with Cause, unexercised SARs are forfeited.

2.    Performance Units

(a)    Vesting Period: Third anniversary of grant date.

(b)    Settlement: Performance Units are settled in shares of BD common stock. Performance Unit awards are given a share target. A formula determines the actual number of shares that will be issued upon vesting, based on BD’s performance against pre-established performance targets over the performance period.

(c)    Performance Period: Three consecutive fiscal years, beginning with the fiscal year in which the award is granted.

(d)    Performance Measures: Consist of BD’s (1) average annual return on invested capital and (2) average annual revenue growth, each weighted 50%. Payouts are adjusted, subject to certain limits, based on BD’s relative total shareholder return compared to select peer companies during the performance period. Payouts may range from zero to 200% of award target.

(e)Dividend Equivalent Rights: Dividends do not accrue on Performance Units.

(f)    Termination of Employment: Upon death or 409A Disability, grantee vests in a pro rata amount of the award’s share target. Upon Disability (other than a 409A Disability), Retirement or involuntary termination without Cause, grantee vests in a pro rata amount of the shares that would have been distributable under the award based on the payout formula had the grantee remained employed with BD through the vesting period, with shares being distributed after the end of the applicable vesting period. Upon voluntary termination or termination with Cause, unvested awards are forfeited.

3.    Time-Vested Units (“TVU”)

(a)    Vesting Period: Awards vest ratably over three (3) years, with one-third becoming vested on each of the first, second, and third anniversary of the grant date.

(b)    Settlement: Each TVU entitles the grantee to one share of BD common stock upon vesting.

(c)     Dividend Equivalent Rights: Dividends do not accrue on TVUs.

(d)     Termination of Employment: Upon Retirement, death or Disability, TVUs vest in full. Upon voluntary or involuntary termination, unvested TVUs are forfeited.

4.     Performance Time-Vested Units (“P-TVU”).

(a)    Vesting Period: Third anniversary of grant date.

(b)     Settlement: Each P-TVU entitles the grantee to one share of BD common stock upon vesting, subject to satisfaction of performance target over the performance period.

(c)    Performance Period: Three consecutive fiscal years, beginning with the fiscal year in which the award is granted.

(d)    Performance Measure: Average annual growth in adjusted earnings per share (diluted earnings per share less acquisition-related purchase accounting adjustments and finance, integration, restructuring and transaction costs).

(e)    Dividend Equivalent Rights: Dividends do not accrue on P-TVUs.

(d)     Termination of Employment: Upon Retirement, death or Disability, P-TVUs vest in full. Upon voluntary or involuntary termination, unvested P-TVUs are forfeited.

5.    Change in Control Provisions

Awards automatically vest upon a Change in Control unless the awards are either continued or replaced with similar awards. In those instances where awards are continued or replaced, the awards will then automatically vest if the holder is terminated without Cause or the holder terminates employment for Good Reason within two years of the Change in Control.